Exhibit 99

American Physicians Capital, Inc. Reports Fourth Quarter and Year End 2008 Results, Provides 2009 Annual Guidance and Increases Cash Dividend

EAST LANSING, Mich.--(BUSINESS WIRE)--February 12, 2009--American Physicians Capital, Inc. (APCapital) (NASDAQ:ACAP) today announced net income of $11.6 million or $1.24 per diluted common share for the fourth quarter of 2008. For the year ended December 31, 2008, APCapital generated net income of $45.2 million, or $4.60 per diluted common share. At December 31, 2008, APCapital’s book value per share was $28.83 based on 8,811,802 shares outstanding, an increase of 10.8% from $26.02 at December 31, 2007.

APCapital generated net income of $12.7 million or $1.19 per diluted share in the fourth quarter of 2007 and net income of $52.8 million or $4.73 per diluted share for the year ended December 31, 2007.

Today, APCapital’s Board of Directors elected to increase its quarterly cash dividend by 10% to $0.11 per common share payable on March 31, 2009 to shareholders of record on March 13, 2009.

“APCapital had a very strong year again in 2008,” said President and Chief Executive Officer R. Kevin Clinton. “We generated a return on beginning equity of 17.1%, returned $57.0 million to our shareholders through share repurchases and cash dividends, and increased our book value per share by 10.8%.”

Annual Guidance for 2009

“Our goal in 2008 was to report earnings of at least $4.25 per diluted share, and we significantly exceeded that goal,” said Clinton. “While premium rates have come down in recent years and reduced interest rates have lowered our investment return, we still believe 2009 will be another strong year. If the current trends in frequency, severity and pricing remain stable in our book of business, we expect to again exceed the benchmark of $4.25 earnings per diluted share in 2009.”

Consolidated Income Statement
(Dollars in thousands)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Direct Premiums Written	$ 27,083	$ 26,054	$ 125,018	$ 135,416

Net Premiums Written	$ 26,186	$ 25,321	$ 120,117	$ 130,808

Net Premiums Earned	$ 30,704	$ 33,479	$ 124,268	$ 138,923
Incurred Loss and Loss Adjustment Expenses:
Current Accident Year Losses	24,116	25,041	97,489	103,673
Prior Year Losses	(9,207)	(9,124)	(32,178)	(34,245)
Total	14,909	15,917	65,311	69,428

Underwriting Expenses	7,453	7,939	27,458	30,141
Underwriting Income	8,342	9,623	31,499	39,354
Investment Income	8,786	10,440	36,864	43,506
Other Income (1)	205	269	72	704
Other Expenses	(1,138)	(1,381)	(4,460)	(5,411)
Pre-tax Income	16,195	18,951	63,975	78,153
Federal Income Taxes	4,584	6,279	18,779	25,362
Net Income	$ 11,611	$ 12,672	$ 45,196	$ 52,791

Loss Ratio:
Current Accident Year	78.5%	74.8%	78.5%	74.6%
Prior Year Development	-29.9%	-27.3%	-25.9%	-24.6%
Calendar Year	48.6%	47.5%	52.6%	50.0%

Underwriting Expense Ratio	24.3%	23.7%	22.1%	21.7%

Combined Ratio	72.9%	71.2%	74.7%	71.7%

(1) Includes realized gains and losses

Direct premiums written were $27.1 million in the fourth quarter of 2008, up $1.0 million or 3.9% from the same period a year ago. The increase in direct premiums written was primarily due to a higher retention rate and an increase in new accounts. For the year ended December 31, 2008, direct premiums written were down $10.4 million, or 7.7%. The decline in direct premiums written for 2008 was primarily the result of rate reductions based on a decline in claim frequency trends and competitive pressures. These reductions resulted in an overall average premium rate decline of 8.2% in 2008, as compared to a 7.8% decrease in 2007. The rate reductions were offset by our strong retention ratio of 87% in 2008. We ended 2008 with 9,068 insureds, down only 1.6% from year end 2007.

Net premiums earned in the fourth quarter of 2008 were down $2.8 million or 8.3% from the fourth quarter of 2007, and for the year were down $14.7 million or 10.5%. The decline in net premiums earned for 2008 was greater than the decline in direct premiums written for 2008 due to the timing lag effect of rate decreases made in 2007 and early 2008.

The 2008 fourth quarter loss ratio was 48.6% with $9.2 million of positive reserve development from prior accident years. For the year ended December 31, 2008, the loss ratio was 52.6% with $32.2 million of positive prior year development. On an accident year basis, the loss ratio in the fourth quarter and the entire 2008 accident year was 78.5%.

The reported loss ratio in 2008 was up slightly from the 50.0% reported in 2007. This was due to $2.1 million less of positive prior year development in 2008 and a higher accident year loss ratio. The 2008 accident year loss ratio of 78.5% is up from the 74.6% ratio of 2007. This increase reflects the impact of recent premium rate decreases partially offset by the effect of favorable claims frequency and severity trends.

Throughout 2008 we experienced better than expected loss trends. Claim frequency continued to decline. The number of claims reported in 2008 was down 4.6% from the number reported in 2007. Our open claim count fell 18.6% from December 31, 2007 to December 31, 2008, and our average paid claims have remained relatively flat since 2002.

These favorable claim trends resulted in the stable accident year loss ratio and the emergence of significant positive reserve development on prior accident years. As part of our methodology for establishing reserves, we assume normal loss cost inflation and increased claim frequency consistent with historical patterns. Accordingly, when more favorable trends develop, there are redundant reserves on these accident years.

Even with the favorable development recorded in 2008, we remain committed to careful reserving practices. Our average case reserve per open claim increased from $144,800 at December 31, 2007 to $166,500 at the end of 2008. During 2008 we added $22.5 million to medical professional incurred but not reported reserves.

Effective December 31, 2008, we commuted our 2005 reinsurance treaty. The commutation resulted in APCapital retaining approximately $16.0 million of previously ceded losses in exchange for returned ceded premiums. We recognized a pre-tax gain of $633,000 in the fourth quarter as a result of the commutation.

The underwriting expense ratio increased in the fourth quarter of 2008 to 24.3% from 23.7% in the fourth quarter of 2007. The 2008 year end underwriting expense ratio was also up to 22.1% from 21.7% for 2007. These increases were due to a smaller base of net earned premiums to cover our fixed underwriting costs as a result of premium rate reductions over the last three years. In addition, we began to amortize our new policy and claims information system which added approximately $113,000 to our underwriting expense in the fourth quarter of 2008.

Investments

Investment income was $8.8 million in the fourth quarter of 2008 and $36.9 million for the year. Both amounts are down over 15% from comparable amounts in 2007. For the year ended December 31, 2008, our gross investment yield was 4.38% compared to 5.0% a year ago. The decline in return is due to the decline in the overall interest rate environment, especially short-term rates, and our increased allocation to tax-exempt securities compared to 2007. Accordingly, our investment yield net of tax for the full year declined a much smaller amount from 3.57% in 2007 to 3.31% in 2008.

We incurred no subprime losses in 2008. Our only material realized loss was a $558,000 after-tax loss from a pre-emptive sale of CIT bonds in April, 2008. Our investment portfolio has an overall average rating of AA+. All of our mortgage-backed securities were issued by government sponsored agencies. Our insured municipal securities have an underlying rating of “A” or higher and are essential purpose bonds. We have incurred no other impairments in 2008.

Balance Sheet and Equity Information

APCapital’s total assets were $1.006 billion at December 31, 2008, and total shareholders’ equity was $254.0 million. Shareholder’s equity was down $9.5 million in 2008 as a result of our share repurchases and dividends during the year. However, our book value per share was up 10.8% and we still write at a very strong net written premium to statutory surplus ratio of .59 to one.

Capital Management

In the fourth quarter of 2008, APCapital repurchased 788,370 shares at an average cost of $37.64 per share. For the full year, APCapital repurchased 1,333,970 shares utilizing $53.2 million of equity. APCapital has the following outstanding share repurchase authorizations:

		Type of		(In thousands)
Date Approved	Authorization	Repurchase		Amount	Amount
By Board	Year	Plan		Authorized	Remaining (1)
December 4, 2008	2008	Rule 10b5-1		$10,000	$6,812	(2)
December 11, 2008	2008	Rule 10b5-1		$20,000	$20,000	(2)
February 7, 2008	NA	Discretionary	(3)	$25,000	$21,409
				$55,000	$48,221
NA = not applicable
(1) As of December 31, 2008.
(2) Amount can be rolled over into 2009 and will terminate on December 31, 2009 if not completed.
(3) All shares will be repurchased under management's discretion in the open market or in privately negotiated transactions during the Company's normal trading windows.

The share repurchase program remains an integral part of APCapital’s capital management program. APCapital seeks to maintain an optimal but flexible level of capital during this softer market cycle.

In the fourth quarter of 2008, the Board of Directors declared a fourth quarter cash dividend of $0.10 per common share, which was paid to shareholders on December 31, 2008.

Conference Call

APCapital will host a live conference call to discuss fourth quarter and year-end 2008 financial results on Friday, February 13, 2009 at 10:00 a.m. Eastern Time. Investors are invited to participate in our live call by dialing (877) 857-6144 or (719) 325-4769. A live webcast will also be available in a listen-only format on APCapital’s website, http://www.apcapital.com. An archived edition of the Webcast can be accessed by going to APCapital’s website and selecting “For Investors,” then “Webcasts.” For individuals unable to listen to the live conference call, a telephone replay will be available by dialing (888) 203-1112 or (719) 457-0820 and entering the conference ID code: 1752427. The replay will be available through 11:59 p.m. Eastern Time on February 19, 2009.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest and New Mexico markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

Forward-Looking Statements

Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we discuss future operating results or use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. These forward-looking statements represent our outlook only as of the date of this release. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive risks and uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the following:

  increased competition could adversely affect our ability to sell our products at premium rates we deem adequate, which may result in a decrease in premium volume, a decrease in our profitability, or both;
  our reserves for unpaid losses and loss adjustment expenses are based on estimates that may prove to be inadequate to cover our losses;
  market liquidity and volatility associated with the current financial crisis makes the fair values of our investments more difficult to estimate and may have other unforeseen consequences that we are currently unable to predict;
  an interruption or change in current marketing and agency relationships could reduce the amount of premium we are able to write;
  if we are unable to obtain or collect on ceded reinsurance, our results of operations and financial condition may be adversely affected;
  our geographic concentration in certain Midwestern states and New Mexico ties our performance to the business, economic, regulatory and legislative conditions in those states;
  a downgrade in the A.M. Best Company financial strength rating of our primary insurance subsidiary could reduce the amount of business we are able to write;
  changes in interest rates could adversely impact our results of operation, cash flows and financial condition;
  the unpredictability of court decisions could have a material adverse financial impact on our operations;
  our business could be adversely affected by the loss of one or more of our key employees;
  the insurance industry is subject to regulatory oversight that may impact the manner in which we operate our business, our ability to obtain future premium rate increases, the type and amount of our investments, the levels of capital and surplus deemed adequate to protect policyholder interests, or the ability of our insurance subsidiaries to pay dividends to the holding company;
  our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and fund future cash dividends and share repurchases;
  legislative or judicial changes in the tort system may have adverse or unintended consequences that could materially and adversely affect our results of operations and financial condition;
  applicable law and certain provisions in our articles and bylaws may prevent and discourage unsolicited attempts to acquire our Company that may be in the best interest of our shareholders or that might result in a substantial profit to our shareholders;
  any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Return on Equity

As a way of evaluating our capital management strategies we measure and monitor our return on equity, or ROE, in addition to our results of operations. We measure ROE as our net income for the period divided by our total shareholders’ equity as of the beginning of the period. Other companies sometimes calculate ROE by dividing annualized net income by an average of beginning and ending shareholders’ equity. Accordingly, the ROE percentage we provide may not be comparable with those provided by other companies. We also use a modified version of ROE as the basis for determining performance-based compensation.

Definition of Non-GAAP Financial Measures

APCapital uses operating income, a non-GAAP financial measure, to evaluate APCapital’s underwriting performance. Operating income differs from net income by excluding the after-tax effect of realized capital gains and (losses).

Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company’s operations, APCapital’s decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. As a result, APCapital believes that providing operating income (loss) information makes it easier for users of APCapital’s financial information to evaluate the success of APCapital’s underlying insurance operations.

In addition to APCapital’s reported loss ratios, management also uses accident year loss ratios, a non-GAAP financial measure, to evaluate APCapital’s current underwriting performance. The accident year loss ratio excludes the effect of prior years’ loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, APCapital believes that the current estimates are reasonable.

Summary Financial Information
American Physicians Capital, Inc.

Balance Sheet Data	December 31,	December 31,
	2008	2007
	(In thousands, except per share data)
Assets:
Available-for-sale - bonds	$ 222,941	$ 262,301
Held-to-maturity - bonds	481,750	497,662
Other invested assets	24,320	11,487
Cash and cash equivalents	101,637	87,498
Cash and investments	830,648	858,948

Premiums receivable	34,024	35,542
Reinsurance recoverable	86,397	106,961
Deferred federal income taxes	18,573	22,439
Other assets	36,181	33,572
Total assets	$ 1,005,823	$ 1,057,462

Liabilities and Shareholders' Equity:
Unpaid losses and loss adjustment expenses	$ 644,396	$ 664,117
Unearned premiums	55,984	60,080
Long-term debt	25,928	30,928
Other liabilities	25,478	38,780
Total liabilities	751,786	793,905

Common stock	-	-
Additional paid-in-capital	-	-
Retained earnings	246,173	257,502
Accumulated other comprehensive income:
Net unrealized gains on investments,
net of deferred federal income taxes	7,864	6,055
Shareholders' equity	254,037	263,557

Total liabilities and shareholders' equity	$ 1,005,823	$ 1,057,462

Shares outstanding	8,812	10,128

Book value per share	$ 28.83	$ 26.02

Summary Financial Information
American Physicians Capital, Inc.

Income Statement
	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In thousands, except per share data)
Direct premiums written	$ 27,083	$ 26,054	$125,018	$135,416

Net premiums written	$ 26,186	$ 25,321	$120,117	$130,808

Net premiums earned	$ 30,704	$ 33,479	$124,268	$138,923
Investment income	8,786	10,440	36,864	43,506
Net realized gains (losses)	28	28	(658)	(111)
Other income	177	241	730	815
Total revenues	39,695	44,188	161,204	183,133

Losses and loss adjustment expenses	14,909	15,917	65,311	69,428
Underwriting expenses	7,453	7,939	27,458	30,141
Other expenses	1,138	1,381	4,460	5,411
Total expenses	23,500	25,237	97,229	104,980

Income before income taxes	16,195	18,951	63,975	78,153
Federal income tax expense	4,584	6,279	18,779	25,362
Net income	$ 11,611	$ 12,672	$ 45,196	$ 52,791

Adjustments to reconcile net income to operating income:
Net income	$ 11,611	$ 12,672	$ 45,196	$ 52,791
Addback:
Net realized (gains) losses, net of tax	(18)	(18)	428	72
Net operating income	$ 11,593	$ 12,654	$ 45,624	$ 52,863

Ratios:

Loss ratio (1)	48.6%	47.5%	52.6%	50.0%
Underwriting ratio (2)	24.3%	23.7%	22.1%	21.7%
Combined ratio (3)	72.9%	71.2%	74.7%	71.7%

Earnings per share data:

Net income
Basic	$ 1.26	$ 1.21	$ 4.69	$ 4.82
Diluted	$ 1.24	$ 1.19	$ 4.60	$ 4.73

Net operating income
Basic	$ 1.26	$ 1.21	$ 4.74	$ 4.83
Diluted	$ 1.24	$ 1.19	$ 4.65	$ 4.74

Basic weighted average shares outstanding	9,199	10,432	9,628	10,951
Diluted weighted average shares outstanding	9,379	10,634	9,820	11,163

(1)The loss ratio is calculated by dividing incurred loss and loss adjustment expenses by net premiums earned.

(2)The underwriting ratio is calculated by dividing underwriting expenses by net premiums earned.

(3)The combined ratio is the sum of the loss and underwriting ratios.

American Physicians Capital, Inc.

Selected Cash Flow Information
	For the Year Ended
	December 31,
	2008	2007
	(In thousands)

Net cash from operating activities	$ 41,401	$ 45,993

Net cash from (for) investing activities	$ 37,021	$ (9,629)

Net cash for financing activities	$(64,283)	$(57,093)

Net increase (decrease) in cash and cash equivalents	$ 14,139	$(20,729)

American Physicians Capital, Inc.
Supplemental Statistics
Medical Professional Liability

	Reported	Net Premium
Three Months Ended	Claim Count	Earned
		(In thousands)
December 31, 2008	182	$ 30,704
September 30, 2008	233	30,494
June 30, 2008	261	31,420
March 31, 2008	232	31,657
December 31, 2007	245	33,471
September 30, 2007	191	35,517
June 30, 2007	269	34,896
March 31, 2007	247	35,034
December 31, 2006	267	37,051
September 30, 2006	297	37,774
June 30, 2006	296	37,517
March 31, 2006	308	37,448

			Average Net
		Average Net	Paid Claim
	Open	Case Reserve	(Trailing Four
Three Months Ended	Claim Count	Per Open Claim	Quarter Average)

December 31, 2008 (1)	1,418	$ 166,500	$ 72,500
September 30, 2008	1,540	153,100	69,200
June 30, 2008	1,639	150,000	65,700
March 31, 2008	1,672	148,600	63,100
December 31, 2007	1,741	144,800	67,500
September 30, 2007	1,913	144,200	70,400
June 30, 2007	2,124	136,200	69,600
March 31, 2007	2,200	138,800	56,600
December 31, 2006	2,256	137,900	59,100
September 30, 2006	2,347	138,800	57,600
June 30, 2006	2,558	136,300	63,000
March 31, 2006	2,976	120,400	78,800
December 31, 2005	2,991	122,400	75,900
September 30, 2005	3,109	119,100	67,900
June 30, 2005	3,211	116,300	68,200
March 31, 2005	3,344	114,900	65,200

	Retention Ratio
	Year Ended	Year Ended
	December 31, 2008	December 31, 2007
Michigan	87%	85%
Illinois	88%	82%
Ohio	85%	88%
New Mexico	86%	88%
Kentucky	90%	86%
Total (all states)	87%	85%

(1) Excludes the effect of approximately $16.6 million of negative paid losses resulting from the commutation of the Company's 2005 medical professional liability reinsurance treaty.

CONTACT:
American Physicians Capital, Inc.
Ann Storberg, Investor Relations
(517) 324-6629